Exhibit 99.1

Krystal Biotech Announces Commencement of $60.0 Million Public Offering of Common Stock

PITTSBURGH, October 17, 2018 — Krystal Biotech, Inc. (Nasdaq:KRYS) (the “Company”), a gene therapy company dedicated to developing and commercializing novel treatments for patients suffering from dermatological diseases, today announced that it has commenced an underwritten public offering of $60.0 million of its common stock. The Company intends to grant the underwriters a 30-day option to purchase additional $9.0 million of shares of its common stock. The offering is subject to market and other conditions, and there can be no assurances as to whether or when the offering may be completed, or as to the actual size or terms of the offering. All of the shares to be sold in the proposed offering will be sold by the Company.

Cowen, William Blair and Cantor are acting as joint book-running managers for the offering. Chardan is acting as the lead manager and Ladenburg Thalmann is acting as co-manager for the offering.

The Company currently intends to use the net proceeds from this offering, if any, together with its existing cash, cash equivalents and short-term investments: (i) to continue to advance KB103 through clinical trials; (ii) to advance the pre-clinical development of KB105 with clinical trials anticipated to commence in the first half of 2019; (iii) to complete development of a good manufacturing practices certified manufacturing facility for scale-up production of its pipeline compounds and commencement of operations of that facility; and (iv) the balance for working capital and general corporate purposes, including research and development expenses and capital expenditures.

The offering is being made pursuant to a “shelf” registration statement on Form S-3 (File No. 333-227632) that was originally filed with the Securities and Exchange Commission (“SEC”) on October 1, 2018 and declared effective by the SEC on October 12, 2018 and the base prospectus contained therein. A preliminary prospectus supplement and accompanying base prospectus relating to the offering and the shares of Common Stock being offered will be filed with the SEC. Before you invest, you should read the prospectus in the registration statement, the preliminary prospectus supplement, and other documents the Company has filed with the SEC for more complete information about the Company and this offering. Copies of the registration statement, the preliminary prospectus supplement and accompanying base prospectus may be obtained, when available, on the SEC’s website at http://www.sec.gov or, when available, by contacting: Cowen and Company, LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, or by email at PostSaleManualRequests@broadridge.com; William Blair & Company, L.L.C., 150 N. Riverside Plaza, Chicago, Illinois 60606, by phone at (800) 621-0687 or e-mail at prospectus@williamblair.com; or Cantor Fitzgerald & Co., attention: Capital Markets, 499 Park Ave., 6th Floor, New York, New York 10022, or by e-mail at prospectus@cantor.com.

This announcement is for informational purposes only and is not an offer to sell or the solicitation of an offer to buy any securities of the Company, which is made only by means of a prospectus supplement and related base prospectus, nor will there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Krystal Biotech

Krystal Biotech, Inc. (Nasdaq:KRYS) is a gene therapy company dedicated to developing and commercializing novel treatments for patients suffering from dermatological diseases.

Forward-Looking Statements

This press release contains forward-looking statements and information, including with respect to the offering and the intended use of the proceeds of the offering. The use of words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “intend,” “future,” “potential,” or “continue,” and other similar expressions are intended to identify forward-looking statements. Although the Company’s management believes that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include, among others: whether or not we will be able to raise capital through the sale of shares of common stock or consummate the offering, the final terms of the offering, the Company’s ability to satisfy the closing conditions of the offering, the timing or occurrence of the closing, prevailing market conditions, the anticipated use of the proceeds of the offering which could change as a result of market conditions or for other reasons, and those other risks detailed from time to time under the caption “Risk Factors” and elsewhere in the Company’s SEC filings included in its Annual Report on Form on Form 10-K for the year ended December 31, 2017, and in future filings and reports of the Company. The Company undertakes no duty or obligation to update any forward-looking statements as a result of new information, future events or changes in its expectations.

INVESTOR CONTACT

Ashley R. Robinson

LifeSci Advisors

arr@lifesciadvisors.com

Source: Krystal Biotech, Inc.